Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-214153 and No. 333-214153-01) of WisdomTree Continuous Commodity Index Fund and WisdomTree Continuous Commodity Index Master Fund (collectively, the “Funds”) of our reports dated February 21, 2020, with respect to the consolidated financial statements of the Funds, and the effectiveness of internal control over financial reporting of the Funds, included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ ERNST & YOUNG LLP

New York, New York

February 21, 2020